SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement [ ] Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Clear Channel Communications, Inc.
                (Name of Registrant as Specified In Its Charter)


                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1) Title of each class of securities to which transaction applies:


         (2) Aggregate number of securities to which transaction applies:


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


         (4) Proposed maximum aggregate value of transaction:


         (5) Total fee paid:

[  ]     Fee paid previously with preliminary materials.
[  ]     Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:


         (2)      Form, Schedule or Registration Statement No.:


         (3)      Filing party:


         (4)      Date filed:

                       Clear Channel Communications, Inc.

                                 P.O. Box 659512
                          San Antonio, Texas 78265-9512

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held April 27, 1999

         As a shareholder of Clear Channel Communications, Inc. (the "Company"), you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Shareholders of the Company to be held at 200 Concord Plaza (Merrill Lynch Conference Room-1st Floor), San Antonio, Texas on April 27, 1999, at 11:00 a.m., for the following purposes:

     1. To elect eight directors to serve for the coming year.

     2. To amend the Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 600 million shares to 900 million shares.

     3. To ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1999.

     4. To transact any other business which may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on March 15, 1999 are entitled to notice of and to vote at the meeting.

         Your attention is invited to the accompanying Proxy Statement. In addition, although mere attendance at the meeting will not revoke the proxy, a shareholder present at the meeting may revoke his or her proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed Proxy card in the return envelope provided for that purpose.

                                By Order of the Board of Directors



                                Kenneth E. Wyker
                                Secretary
San Antonio, Texas
March 22, 1999

                       CLEAR CHANNEL COMMUNICATIONS, INC.

                             PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 27, 1999

                               GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy card is furnished in connection with the solicitation by the Board of the Directors (the "Board") of Clear Channel Communications, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders (the "Meeting") to be held on April 27, 1999, or at any adjournment thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders. Proxies are solicited to give all shareholders of record at the close of business on March 15, 1999, an opportunity to vote on matters that come before the meeting. Shares can be voted only if the shareholder is present in person or is represented by proxy.

         When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors. You may revoke your proxy at any time before it is exercised by so notifying the Secretary of the Company in writing or in person. Any proxy which is not revoked will be voted at the meeting. This Proxy Statement and the accompanying proxy card are being sent to the shareholders of the Company on or about March 22, 1999.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum at the Meeting. Only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or vote "against" a particular matter. The votes required with respect to the Items set forth in the accompanying Notice of Annual Meeting of Shareholders are set forth in the discussion of each Item herein. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date. Proxies in the form enclosed will be voted at the Meeting, if properly signed, returned to the Company prior to the Meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company prior to the convening of the Meeting, or by presenting another proxy card with a later date. If you attend the Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting.

         On March 15, 1999, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 266,039,115 shares of Common Stock issued and outstanding and entitled to vote at the Meeting.

                             THE BOARD OF DIRECTORS

         The Board is responsible for the management and direction of the Company and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Compensation of Directors

         Outside directors are paid $20,000 annual retainer with an additional $2,500 for each meeting of the Board they attend. In addition, members of the Compensation Committee are paid $500 for each meeting of the Compensation Committee they attend. In addition, in February 1993, February 1994, April 1997 and May 1998, each outside director was granted options to purchase 31,250, 25,000, 5,000 and 5,000 shares of Common Stock, respectively. These options vest 20% per year beginning one year from the date of grant.

Board Meetings

         During 1998, the Board held nine meetings. Each of the nominees named above attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which that director served.

Committees of the Board

         The Board has two committees: the Audit Committee and the Compensation Committee. The Audit Committee, composed of Mssrs. Feld, Strauss and Williams, is responsible for reviewing the Company's accounting practices and audit procedures. The Company's Compensation Committee, currently composed of Mssrs. Strauss and Williams, administers the Company's stock option plans and performance-based compensation plans and makes recommendations to the Board concerning compensation arrangements for all officers and directors of the Company and its subsidiaries. The Compensation Committee annually evaluates the Company's performance and the actual compensation and share ownership of the executive officers compared with both the Company's own industry and a broader group of companies such as the S&P 500. See the attached Board Compensation Committee Report, which details the basis on which the Compensation Committee determines executive compensation. Each of the Audit Committee and the Compensation Committee met once in 1998.


                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Board intends to nominate at the Meeting the eight persons listed as nominees below. Each of the directors elected at the Meeting will serve until the next annual meeting of shareholders or until his successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a plurality of the votes cast by the holders of the shares of Common Stock represented and entitled to be voted at the Meeting. Unless authority to vote for directors is "withheld" in the proxy, the persons named therein intend to vote "for" the election of the eight nominees listed. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management of the Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

Nominees for Director

         The nominees for director are L. Lowry Mays, Karl Eller, Mark P. Mays, Randall T. Mays, Alan D. Feld, B. J. McCombs, Theodore H. Strauss and John H. Williams.

         L. Lowry Mays, age 63, is the founder of the Company and currently serves as Chairman of the Board and Chief Executive Officer. He has served as a director of the Company since its inception. Mr. Mays is the father of Mark P. Mays and Randall T. Mays, who serve as the President and Chief Operating Officer and the Executive Vice President - Chief Financial Officer of the Company, respectively.

         Karl Eller, age 70, was the founder of Eller Media Company, a subsidiary of the Company, and has served as its Chairman and Chief Executive Officer since 1995. Mr. Eller has over 40 years of experience in the outdoor advertising industry. He was appointed as a director of the Company in April 1997 in connection with the Company's acquisition of Eller Media Company. Mr. Eller is the father of Scott Eller who serves as the President of Eller Media Company.

         Mark P. Mays, age 35, serves as the President and Chief Operating Officer of the Company. Mr. Mays is the son of L. Lowry Mays, the Company's Chairman and Chief Executive Officer and the brother of Randall T. Mays, the Company's Executive Vice President - Chief Financial Officer.

         Randall T. Mays, age 33, serves as the Executive Vice President - Chief Financial Officer of the Company. Mr. Mays is the son of L. Lowry Mays, the Company's Chairman and Chief Executive Officer and the brother of Mark P. Mays, the company's President and Chief Operating Officer. Mr. Mays also serves on the board of directors of American Tower Corporation.

         Alan D. Feld, age 62, is the sole shareholder of a professional corporation which is partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. He has served as a director of the Company since 1984. Mr. Feld also serves on the board of directors of Centerpoint Properties, Inc.

         B. J. McCombs, age 71, is a private investor with interests in automobile dealerships and other investments. He has served as a director of the Company since its inception.

         Theodore H. Strauss, age 74, is the Senior Managing Director of Bear, Stearns & Co., Inc. He has served as a director of the Company since 1984. Mr. Strauss also serves on the boards of directors of Sizeler Properties, Inc. and Hollywood Casinos, Inc.

         John H. Williams, age 65, is the Senior Vice President of Everen Securities, Inc. He has served as a director of the Company since 1984. Mr. Williams also serves of the board of directors of GAINSCO, Inc.

         Management recommends that the shareholders vote "FOR" the director nominees named above.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The table below sets forth information concerning the beneficial ownership of the Company's Common Stock as of February 28, 1999, for each director serving on the Board in 1998 and each of the nominees for director; each of the named executive officers not listed as a director; the directors and executive officers as a group; and each person known to the Company to own beneficially more than 5% of the Company's outstanding Common Stock. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                                                         Amount and Nature of      Percent
          Name                                                           Beneficial Ownership      of Class

L. Lowry Mays...................................................              30,365,275 (1)         11.4%
Karl Eller......................................................               3,951,050 (2)         1.5%
Mark P. Mays....................................................                 970,185 (3)           *
Alan D. Feld....................................................                 130,500 (4)           *
B. J. McCombs...................................................              13,561,920 (5)         5.1%
Theodore H. Strauss.............................................                 217,944 (6)           *
John H. Williams................................................                  11,800 (7)           *
Scott Eller.....................................................               1,902,938 (8)           *
Randall T. Mays.................................................                 590,952 (9)           *
Putnam Investments (10).........................................              21,872,334             8.2%
FMR Corp. (11) .................................................              16,156,548             6.1%
All Directors and Executive Officers as a Group (13 persons)....              49,937,876 (12)        18.5%

------------------------
* Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1) Includes 995,000 shares subject to options held by Mr. Mays and 100,056 shares held by trusts of which Mr. Mays is trustee, but not beneficiary, 218,570 shares held be the Mays Family Foundation and 20,000,000 shares held be 4-M Partners, Ltd., over which Mr. L. Mays has either sole or shared investment or voting authority.

(2) Includes 2,048,112 shares subject to options held by Mr. Eller. In addition, pursuant to that certain Stockholders Agreement between the Company and EM Holdings LLC dated as of April 10, 1998, Mr. Eller is deemed to beneficially own 1,902,938 shares subject to a put right.

(3) Includes 22,224 shares subject to options held by Mr. Mays, 85,976 shares held by trusts of which Mr. Mays is trustee, but not beneficiary and 43,696 shares owned by Mr. M. Mays' minor child.

(4) Includes 114,500 shares subject to options held by Mr. Feld. Excludes 11,630 shares owned by Mr. Feld's wife, as to which Mr. Feld disclaims beneficial ownership.

(5) Includes 12,000 shares subject to options held by Mr. McCombs. Excludes 8,924,452 shares held by trusts of which Mr. McCombs' children are trustees, as to which Mr. McCombs disclaims beneficial ownership.

(6)   Includes 114,500 shares subject to options held by Mr. Strauss.

(7)   Includes 10,000 shares subject to options held by Mr. Williams.

(8) Pursuant to that certain Stockholders Agreement between the Company and EM Holdings LLC dated as of April 10, 1998, Mr. Eller is deemed to beneficially own 1,902,938 shares subject to a put right.

(9) Includes 22,224 shares subject to options held by Mr. Mays and 9,552 shares held by trusts of which Mr. Mays is trustee, but not beneficiary.

(10)  Address: One Post Office Square, Boston, Massachusetts  02109

(11)  Address: 82 Devonshire Street, Boston, Massachusetts  02109

(12) Includes 3,338,560 shares subject to options held by such persons, 3,201,504 shares held by trusts of which such persons are trustees, but not beneficiaries, 218,570 shares held be the Mays Family Foundation and 20,000,000 shares held be 4-M Partners, Ltd., 43,696 shares owned by minor children and 1,902,938 shares subject to a put right.



                             EXECUTIVE COMPENSATION

         The Company believes that compensation of its executive officers and others should be directly and materially linked to operating performance. For Fiscal Year 1998, the executive compensation program consisted of the base salary, a bonus plan based on Company profitability and individual performance and stock options that generally become exercisable over a five year period.

Employment Agreements

         The Company entered into a five-year employment agreement with L. Lowry Mays, to serve as Chairman and Chief Executive Officer of the Company effective February 10, 1997. The employment agreement provides for a minimum annual base salary of $750,000. The salary amount is subject to review by the Compensation Committee of the Board and may be increased on an annual basis at the beginning of each fiscal year. The term of the employment agreement is automatically extended at the end of each year by one additional year, in the absence of a notice of non-extension from L. Lowry Mays. The employment agreement contemplates that L. Lowry Mays will be awarded bonus compensation as determined by the Compensation Committee of the Board. The employment agreement also provides for severance compensation payable as a lump sum in an amount equal to the of amount annual salary that would have been paid over the remaining term of the agreement, if termination occurs for any reason other than for cause or resignation for other than "Good Reason," as defined in the agreement.

         Prior to its acquisition by the Company, Eller Media Corporation, a subsidiary of the Company ("Eller Media") entered into an employment agreement with Karl Eller dated August 18, 1995, which is still in full force and effect. The agreement provides that Mr. Eller will serve as the Chairman and Chief Executive Officer of Eller Media for a term of four years. Pursuant to the terms of the agreement, Mr. Eller is paid an initial base salary of $400,000 per year. Mr. Eller's initial base salary is increased annually by the percentage increase in the Consumer Price Index, if any. In addition, Mr. Eller may be granted bonus compensation at the discretion of the Compensation Committee. Pursuant to the terms of the agreement, Mr. Eller's employment is terminable by the Company at any time for "Cause," as defined in the agreement. Pursuant to the terms of the agreement, Mr. Eller may terminate his employment for "Good Reason," as defined in the agreement, by giving thirty days' written notice. If Mr. Eller terminates his employment for Good Reason or if the Company terminates Mr. Eller's employment without Cause, Mr. Eller is entitled to receive all compensation and benefits owed for the remainder of the term of the agreement. The employment agreement obligates Mr. Eller for one year following termination of his employment with the Company, to refrain from engaging in competition with the Company and from influencing any person to give up an employment or business relationship with the Company.

Summary Compensation Table

         The Summary Compensation Table shows certain compensation information for the years ended December 31, 1998, 1997 and 1996, for the Chief Executive Officer and each of the other four most highly compensated executive officers whose total cash compensation exceeded $100,000 for services rendered in all capacities for the years ended December 31, 1998 (hereinafter referred to as the "named executive officers").

                                          Annual Compensation           Long-Term Compensation
                                     ------------------------------ --------------------------------
                                                                            Awards          Payouts
                                                                    ----------------------- --------


                                                          Other    Restricted
                                      Annual                         Stock                   LTIP    All Other
  Name And Principal                  Salary             Compen-     Awards                 Payout    Compen-
        Position             Year      ($)    Bonus ($)  sation ($)   ($)      Options (#)    ($)     sation($)
        --------             ----      ---    ---------     ---       ---              ---    ---     ---------

L. Lowry Mays              1998      753,425  2,500,000      -         -           400,000     -     200,020 (1)
Chairman and CEO           1997      726,014  2,000,000      -         -           100,000     -     236,148 (1)
of the Company             1996      601,553  2,000,000      -         -           120,000     -     237,577 (1)

Mark P. Mays               1998      291,250    625,000      -         -            42,380     -       2,800 (2)
President and COO of       1997      231,910    500,000      -         -            34,600     -       3,325 (2)
the Company                1996      170,697    175,000      -         -            27,408     -       2,625 (2)

Randall T. Mays            1998      266,667    625,000      -         -            42,380     -       2,800 (2)
Senior Vice President      1997      160,773    500,000      -         -            34,600     -       2,994 (2)
and CFO of the Company     1996      129,312     86,900      -         -            27,408     -       2,265 (2)

Karl Eller                 1998      405,815    400,000      -         -            20,000     -          -
CEO of Eller Media         1997(3)   300,342    250,000      -         -         2,398,112     -          -
                                                                                       (4)
Company

Scott Eller                1998      229,123    200,000      -         -            15,000     -       2,800 (2)
President of Eller Media   1997 (3)  144,135    100,000      -         -            20,000     -       1,425 (2)
Company

-------------------

(1)  Represents $197,220 $232,823 and $234,952 paid by the Company in 1998, 1997 and 1996 respectively, on a split-dollar life insurance policy for L. Lowry Mays. Such amounts include the entire dollar amount of the term life portion and the present value to L. Lowry Mays of the interest-free use of the non-term portion of each premium payment. The remainder represents the amount of matching contributions paid by the Company under the 401(k) Plan.

(2) Represents the amount of matching contributions paid by the Company under the 401(k) Plan.

(3)  Represents partial year compensation.

(4) In connection with the completion of the Company's acquisition of Eller Media, the Company issued these options to Mr. Eller upon the assumption of Mr. Eller's existing options to acquire shares of Eller Media common stock.

Stock Option Grant Table

         The following table sets forth certain information concerning options granted to the named executive officers during the year ended December 31, 1998.

                                                                              Potential Realizable Value At
                                                                              Assumed Annual Rates of Stock
                                           Individual Grants                  Price Appreciation For Option
                                                                                          Term
                            ------------------------------------------------ --------------------------------
                                         Percent of
                                           Total
                             Number of    Options
                             Securities  Granted to   Exercise
                             Underlying   Employees   or Base
                              Options     in Fiscal   Price      Expiration
           Name             Granted (#)    Year      ($/share)     Date         5% ($)          10% ($)
           ----             -----------    ----      ---------     ----         ------          -------



L. Lowry Mays                    400,000     25%        42.00      2/9/05      6,839,287       15,938,447
Mark P. Mays                      40,000      2%        42.00      2/9/05        683,929        1,593,845
                                   2,380      -         46.20      2/9/03         30,379           67,129
Randall T. Mays                   40,000      2%        42.00      2/9/05        683,929        1,593,845
                                   2,380      -         46.20      2/9/03         30,379           67,129
Karl Eller                        20,000      1%        42.00      2/9/05        341,964          796,922
Scott Eller                       15,000      1%        42.00      2/9/05        256,473          597,692


Stock Option Exercises and Holding Table

         The following table set forth certain information regarding stock options exercised by the named executive officers during the year ended December 31, 1998, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by both exercisable and nonexercisable stock options as of December 31, 1998. Also reported are the values of "in the money" options which represent the positive spread between the exercise price of any existing stock options and the Common Stock price as of December 31, 1998.

                                                              Number of Securities      Value of Unexercised
                                  Shares                           Underlying           In-the-Money Options
                               Acquired on                     Unexercised Options       at Fiscal Year-End
                                 Exercise    Value Realized   at Fiscal Year End  (#)            ($)
            Name                   (#)           ($)         Exercisable/Unexercisable Exercisable/Unexercisable
            ----                   ---           ---        -------------------------   ------------------------


L. Lowry Mays                    500,000       23,215,910        1,120,000 / 0           38,858,690 / 0
Mark P. Mays                        -               -           39,576 / 144,388      1,957,834 / 4,793,783
Randall T. Mays                   86,110        2,965,998       14,816 / 144,388       708,383 / 4,793,783
Karl Eller                       100,000        4,650,500      2,148,112 / 20,000     103,120,117 / 250,000
Scott Eller                         -               -              0 / 35,000              0 / 831,250


                       BOARD COMPENSATION COMMITTEE REPORT

         The Compensation Committee currently consists of two outside Board members, Theodore H. Strauss and John H. Williams.

Overall Policy

         The financial success of the Company is linked to the ability of its executive officers and managers to direct the Company's current operations and to assess the advantages of potential acquisitions and realign the operations of the acquired entities with the operating policies of the Company. A major objective of the Company's compensation strategy is to attract and retain top quality executives and operating managers. Another objective of the Company's compensation strategy is to reward managers based on the financial performance of operations under their control. Financial incentives are used to motivate those responsible to achieve the Company's financial goals and to align the interests of the Company's managers with the interests of the Company's shareholders.

         In  order  to  achieve  the   foregoing   objectives,   the   Company's
compensation includes both a base salary component and incentive compensation. Incentive compensation includes both annual bonuses and stock options.

Compensation

         Base salaries of executive officers are set with respect to comparable salaries paid by the broadcasting and outdoor industries in those markets in which the Company operates. The salaries of all executive officers except the Chief Executive Officer are determined through mutual negotiations between the executive and the Chief Executive Officer and are based on both past performance and expected future performance. However, under certain circumstances, the Company may enter into employment agreements with executive officers.

         The performance bonuses for 1998 for the executive officers were based upon the executives achieving certain budgeted goals, including an increase in cash flow over the prior year, other selected performance criteria or other subjective measures of performance. Budgeted goals are set for each such executive officer pursuant to an extensive annual operating plan established by the Company and the Chief Executive Officer. Past and expected future performance was considered on a subjective basis in determining these budgeted goals, based on the varied circumstances impacting each operating division. Similarly, in determining option grants, the sole factor weighed was success in achieving budgeted goals as determined on a subjective basis after consideration of the varied circumstances impacting each operating division. The Chief Executive Officer reports to the Compensation Committee as to the compensation levels and performance goals, which he sets for the Company's executive officers.

Chief Executive Officer Compensation

         During 1998, two members of the Compensation Committee, John H. Williams and Theodore H. Strauss, served on the Performance-Based Compensation Committee, a subcommittee of the Compensation Committee (the "Subcommittee"). John H. Williams and Theodore H. Strauss are both outside directors within the meaning of Section 162(m) of the Internal Revenue Code. The Subcommittee established the Chief Executive Officer's performance goals and determines the amount of incentive bonus.

         The Company entered into a five-year employment agreement with L. Lowry Mays, to serve as Chairman and Chief Executive Officer effective February 10, 1997. The employment agreement provides for a minimum annual base salary of $750,000. The salary amount is subject to review by the Compensation Committee of the Board and may be increased on an annual basis at the beginning of each fiscal year. The term of the employment agreement is automatically extended at the end of each year by one additional year, in the absence of a notice of non-extension from L. Lowry Mays. The employment agreement contemplates that L. Lowry Mays will be awarded bonus compensation as determined by the Performance-Based Compensation Committee of the Board. The employment agreement also provides for severance compensation payable as a lump sum in an amount equal to the amount of annual salary that would have been paid over the remaining term of the agreement, if termination occurs for any reason other than for cause or resignation for other than "Good Reason," as defined in the agreement.

         In 1998, the Chief Executive Officer's annual salary was $750,000 pursuant to his employment contract with the Company. He was paid a cash bonus of $2,500,000 in February of 1999 that, while paid in 1999, rewarded the Chief Executive Officer for performance in 1998. Options were granted to the Chief Executive Officer in 1998 for the purchase of 400,000 shares of the Company's Common Stock.

         The Subcommittee utilized information gathered from its review of compensation packages of ten comparable companies in the radio, television and outdoor advertising industry in determining the Chief Executive Officer's base salary and overall compensation package. The amount of salary paid and bonus awarded was judged to be deserving and balanced for the value received by the shareholders from the Chief Executive Officer's efforts, based on the overall increase in the Company's after-tax cash flow and the increase in market value of the Company's Common Stock from year to year.

         In evaluating the incentive bonus compensation to be awarded to the Company's Chief Executive Officer, the Subcommittee reviewed the financial performance of the Company over the 1998 fiscal year. Based on the performance goals established by the Subcommittee under the Performance-Based Compensation Plan adopted by the shareholders at the 1995 Annual Meeting, the Chief Executive Officer was entitled to an incentive bonus of up to 20% of the increase in the after-tax cash flow from the 1997 fiscal year to the 1998 fiscal year. In 1998, after-tax cash flow increased from $213.4 million to $419.7 million, or 97%. The Subcommittee determined that it was in the best interest of the Company to award the Chief Executive Officer an incentive bonus of $2,500,000 for 1998 under the Performance-Based Compensation Plan.

         The Subcommittee also noted that the market value of the Company's outstanding Common Stock at December 31, 1998 was $14.4 billion, an 85% increase over the market value at December 31, 1997, while the number of shares outstanding increased by less than 35 percent. Total assets grew by 118% to $7.5 billion in 1998 mainly through acquisitions, while total shareholders' equity at December 31, 1998 to support that asset base grew to $4.5 billion, a 157% increase. Many factors contributed to this exceptional performance, but paramount were the financial and management skills employed by the Chief Executive Officer and the management group he put in place.

         As mentioned above, the Subcommittee gathered competitive compensation data on ten radio, television and outdoor advertising companies. The companies were selected by the Subcommittee as the most comparable to the Company in terms of the properties operated and the markets served. The Subcommittee determined that these ten companies provided more accurate compensation information relative to the radio, television broadcasting and outdoor advertising industry than the entire range of companies covered in the Paul Kagan Associates, Inc. Broadcast Index used in the Stock Performance Chart included in this Proxy Statement. Although the companies covered in this index own radio and/or television and/or outdoor advertising properties, many of these companies also own and/or operate businesses in such industries as radio and television networks, newspaper and magazine publishing, film production, financial services and manufacturing. In the Subcommittee's opinion, the Chief Executive Officer's 1998 compensation corresponded to the median to high end of the range paid by the ten companies surveyed.

Policy on Deductibility of Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deduction for compensation paid to the named executive officers to $1 million. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162 (m)).

         At the 1995 Annual Meeting, the shareholders approved the Performance-Based Compensation Plan, which meets the requirements of Section 162(m) with respect to the performance-based compensation paid to the Chief Executive Officer, as discussed above. The Committee's present intention is to continue to comply with the requirements of Section 162(m).

                                                Respectfully submitted,

                                                THE COMPENSATION COMMITTEE
                                                John Williams and
                                                Theodore H. Strauss


                             STOCK PERFORMANCE GRAPH


         The following chart demonstrates a five year comparison of the cumulative total returns, adjusted for stock splits and dividends, for the Company, the Paul Kagan Associates, Inc. Broadcasting Average, and the S&P 500 Composite Index

                           CEAR CHANNEL COMMUNICATIONS
                             STOCK PERFORMANCE CHART

                        Indexed yearly Stock Price Close
                (Prices adjusted for Stock Splits and Dividends)



                                 [Insert Graph]




                        INDEXED YEARLY STOCK PRICE CLOSE
                (Prices adjusted for Stock Splits and Dividends)

---------------------------- ------------ ------------ ------------ ------------- ------------ ------------
                             12/31/93     12/31/94     12/31/95     12/31/96      12/31/97     12/31/98
---------------------------- ------------ ------------ ------------ ------------- ------------ ------------
---------------------------- ------------ ------------ ------------ ------------- ------------ ------------
Clear Channel                1,000        1,379        2,398        3,927         8,635        11,848
---------------------------- ------------ ------------ ------------ ------------- ------------ ------------
---------------------------- ------------ ------------ ------------ ------------- ------------ ------------
Paul Kagan
Broadcasting Index           1,000        1,107        1,535        1,828         2,846        3,213
---------------------------- ------------ ------------ ------------ ------------- ------------ ------------
---------------------------- ------------ ------------ ------------ ------------- ------------ ------------
S&P 500 Index                1,000        985          1,321        1,588         2,081        2,641
---------------------------- ------------ ------------ ------------ ------------- ------------ ------------


                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and beneficial owners of more than 10% of any class of securities of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that, during the year ended December 31, 1998, all of its directors and executive officers were in compliance with the applicable filing requirements.


                              CERTAIN TRANSACTIONS

         The Company paid fees in 1998 to the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Alan Feld, a director of the Company, is the sole shareholder of a professional corporation which is a partner of such firm. The Company purchased in 1998 various forms of insurance from Primera. B. J. McCombs, a director of the Company, owns 75% of Primera. As part of its operations, the Company leases certain office space in San Antonio, Texas from the trusts of the children of L. Lowry Mays and B. J. McCombs. This lease expired on December 31, 1997, however the office space is being rented on a month to month basis with current monthly rentals of $12,500. The Company also contracts the printing of its quarterly and annual reports to its shareholders to Prime Time, Inc., a printing company 75% owned by L. Lowry Mays and operated by the daughter and son-in-law of Mr. Mays, who also own the remaining 25% interest. During 1998, the Company incurred approximately $136,500 in expenses from Prime Time, Inc. The Company believes all of the transactions described above are no less favorable to the Company than could be obtained with nonaffiliated parties.

         The Company's wholly-owned subsidiary, Clear Channel Television, Inc. ("CCTV"), adopted its 1991 Non-Qualified Stock Option Plan (the "CCTV Non-Qualified Stock Option Plan"). At December 31, 1998, executive officers Mark
P. Mays, Randall T. Mays, and Herbert W. Hill Jr. held 4,000, 1,000, and 2,000 options respectively under the CCTV Non-Qualified Stock Option Plan. The exercise price of such options was $1.00 per share. On January 31, 1999, upon obtaining an appraisal of the value of the options from an outside consulting firm, the Company repurchased all of the outstanding options at a price of $744.00 per option.

         In May 1977, the Company and its shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement ("the Repurchase Agreement") restricting the disposition of the outstanding shares of Common Stock owned by
L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns (collectively, "the Restricted Parties"). The Repurchase Agreement provides that in the event that a Restricted Party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such Restricted Party's spouse or children, such shares must be offered for a period of 30 days to the Company. Any shares not purchased by the Company must then be offered for a period of 30 days to the other Restricted Parties. If all of the offered shares are not purchased by the Company or the other Restricted Parties, the Restricted Party offering his or her shares may sell them to a third party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to the Company and the other Restricted Parties. In addition, a Restricted Party may not individually, or in concert with others, sell any shares so as to deliver voting control to a third party without providing in any such sale that all Restricted Parties will be offered the same price and terms for their shares.

         Karl Eller, a director and executive officer of the Company, and Scott Eller, the son of Karl Eller and also an executive officer of the Company, beneficially own a minority interest of approximately 7% of the outstanding capital stock of Eller Media. Pursuant to a Stockholders Agreement between the Company and EM Holdings LLC, dated April 10, 1997, Karl Eller and Scott Eller have the right, until April 10, 2002, to require the Company to acquire such stock for 1,902,938 shares of the Company's Common Stock. From and after April 10, 2004 (or before such date upon the occurrence of certain events), the Company will have the right to acquire the minority interest stake in Eller Media for 1,902,938 shares of its Common Stock.

       PROPOSAL 2: AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO
            INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

         The current authorized capital stock of the Company consists of 2,000,000 shares of Class A Preferred Stock, $1.00 par value (the "Class A Preferred Stock"), and 8,000,000 shares of Class B Preferred Stock, $1.00 par value (the "Class B Preferred Stock," and collectively with the Class A Preferred Stock, the "Preferred Stock"), and 600,000,000 shares of Common Stock, $.10 par value (the "Common Stock"), of which no shares of Preferred Stock and 266,177,589 shares of Common Stock were issued and outstanding at March 15, 1999. On February 15, 1999, the Board adopted a proposed amendment to Article IV of the Company's Restated Articles of Incorporation (the "Articles of Incorporation") increasing the authorized number of shares of Common Stock from 600,000,000 shares to 900,000,000 shares for submission to the shareholders. In addition to the 266,177,589 shares of Common Stock outstanding on March 15, 1999, approximately 6,007,000 shares are reserved for issuance upon exercise of currently outstanding options to purchase the Company's Common Stock, 9,281,680 shares are reserved for issuance upon conversion of the Company's 25/8% Senior Convertible Notes, 1,902,938 are reserved for issuance upon the put of the minority interest stake in Eller Media and approximately 64,000,000 are reserved for issuance upon consummation of pending mergers leaving approximately 252,630,793 shares available for issuance.

         The Board is authorized to issue shares of Preferred Stock, in one or more series, and to fix the rights, preferences, privileges and qualifications thereof without any vote or action by the shareholders, provided that shares of Class B Preferred Stock may not be entitled to more than one vote per share when voting as a class with the holders of shares of Common Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. However, the Board and management of the Company represent that they will not issue, without prior shareholder approval, shares of Class B Preferred Stock (i) for any defensive or anti-takeover purpose, (ii) to implement any shareholders' rights plan, or (iii) with features intended to make any attempted acquisition of the Company more difficult or costly. Furthermore, no Class B Preferred Stock will be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue. No shares of Preferred Stock have ever been issued.

         Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company and ratably to receive dividends, if any, as may be declared from time to time by the Board from funds legally available therefor, subject to the payment of any outstanding preferential dividends declared with respect to any Preferred Stock that from time to time may be outstanding. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets available for distribution to shareholders after payment of all obligations of the Company, subject to the rights to receive preferential distributions of the holders of any Preferred Stock then outstanding.

         If the proposed amendment is approved, all or any part of the authorized but unissued shares of Common Stock may thereafter be issued without further approval from the shareholders, except as may be required by law or the policies of any stock exchange on which the shares of stock of the Company may be listed, for such purposes and on such terms as the Board may determine. Holders of the capital stock of the Company do not have any preemptive rights to subscribe for the purchase of any shares of Common Stock, which means that current shareholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership.

         The proposed amendment will not affect the rights of existing holders of Common Stock except to the extent that future issuances of Common Stock will reduce each existing shareholders' proportionate ownership.

         If the proposed amendment is adopted, Section 1 of Article IV of the Articles of Incorporation would be amended to read as follows:

"Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have the authority to issue is 910,000,000 shares, consisting of three classes of capital stock:

(a) 900,000,000 shares of Common Stock ("Common Stock"), par value of $.10 each;

(b) 2,000,000 shares of Class A Preferred Stock ("Class A Preferred Stock"), par value $1.00 each; and

(c) 8,000,000 shares of Class B Preferred Stock ("Class B Preferred Stock"), par value $1.00 each."

         The proposed amendment to Article IV will not change any other aspect of Article IV.

         The Board has determined that it would be appropriate for the Company to increase the number of its authorized shares of Common Stock in order to have additional shares available for possible future acquisition or financing transactions, stock splits, stock dividends and other issuances, or to satisfy requirements for additional reservations of shares by reason of future transactions which might require increased reservations. The Company plans to issue or reserve for issuance approximately 64 million shares of Common Stock upon the consummation of the merger between a subsidiary of the Company and Jacor Communications, Inc., pursuant to the Agreement and Plan of Merger dated October 8, 1998 (the "Merger Agreement"). Consummation of the merger is subject to the terms and conditions set forth in the Merger Agreement between the parties and to various regulatory approvals. There can be no assurance that the merger will ultimately be consummated. The Company currently has enough shares of Common Stock authorized for issuance to consummate mergers and other issuances of Common Stock that have been previously reserved for issuance without amending its Articles of Incorporation. Furthermore, the Company currently has no plans to issue any of the additional shares of Common Stock. The issuance of additional shares of Common Stock could decrease the amount of earnings and assets available for distribution to the Company's existing shareholders, and may have the effect of delaying, deferring or preventing a change in control of the Company.

         On July 28, 1998, the Company issued over 124 million shares of Common Stock in connection with the Company's 2-for-1 stock split that was paid as a stock dividend. Furthermore, in December 1998 the Company issued over 15 million shares in connection with a public offering. The Company's ability to have additional shares of Common Stock available for issuance in possible future acquisitions and financings is an essential part of the Company's acquisition strategy. The Company has effected five-for-four stock splits in February 1992, February 1993, and February 1994, and two-for-one stock splits in November 1995, December 1996 and July 1998.

         The affirmative vote of holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote at the Meeting is required in order to adopt the proposed amendment. Unless indicated to the contrary, the enclosed proxy will be voted for the proposed amendment. Votes "withheld" or abstaining from voting will have the same effect as a negative vote or a vote "against" the proposed amendment. If you do not attend the meeting in person or return your properly completed and signed proxy card, you will effectively be voting against the amendment.

         The Board recommends that the shareholders vote "FOR" the proposed amendment.


                  PROPOSAL 3: SELECTION OF INDEPENDENT AUDITORS

         The Company's financial statements for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent certified public accountants. Representatives of Ernst & Young LLP are expected to be present at the Meeting to respond to appropriate questions and will have an opportunity to make an appropriate statement if they so desire.

         The Board has appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 1999. Unless otherwise directed, the persons named in the accompanying proxy will vote in favor of the ratification of the appointment of Ernst & Young LLP.

         The Board recommends that the shareholders vote "FOR" the ratification of Ernst & Young LLP as auditors for the year ending December 31, 1999.

                              SHAREHOLDER PROPOSALS

         A proper proposal submitted by a Company shareholder for consideration at the Company's 2000 Annual Meeting of Shareholders and received at the Company's executive offices no later than November 22, 1999 will be included in the Company's Proxy Statement and form of proxy relating to such Annual Meeting. If the proposal is adopted, it will be included in the information statements distributed to shareholders.


                                     GENERAL

         Neither management nor the Board knows of any matter to be acted upon at the meeting other than the matters described above. If any other matter properly comes before the meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

         The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. The Company has also retained Georgeson & Company Inc. to aid in the solicitation of proxies, at an estimated cost of $8,500 plus reimbursement of reasonable out-of-pocket expenses. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses connected therewith.

         A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission has been mailed to all shareholders along with this proxy statement. Additional copies will be available without charge to shareholders upon written request to Clear Channel Communications, P.O. Box 659512, San Antonio, Texas 78265-9512.

                                                             Kenneth E. Wyker
                                                             Secretary

                       CLEAR CHANNEL COMMUNICATIONS, INC.

              Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be held April 27, 1999

         The undersigned hereby appoints L. Lowry Mays and Alan D. Feld, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL COMMUNICATIONS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of said Company to be held in San
Antonio, Texas on April 27, 1999 at 11:00 A.M., central time, or at any adjournments or postponements thereof, with all powers the undersigned would possess of then personally present, as indicated on the reverse side.

         This undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the 1998 Annual Report on Form 10-K and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.


(Continued and to be dated and signed on the reverse side.)

                                            CLEAR CHANNEL COMMUNICATIONS, INC.
                                            P.O. BOX 11181
                                            NEW YORK, N.Y.  10203-0181

1. Election of Directors           FOR all eight nominees listed below [ ]
                                   WITHHOLD AUTHORITY to vote for all eight nominees below [ ] EXCEPTIONS* [ ]

   Nominees: L. Lowry Mays   Karl Eller   Mark P. Mays   Randall T. Mays
                   Alan D. Feld  B.J. McCombs   Theodore H. Strauss
                                  John H. Williams

   (INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)
   *Exceptions: ________________________________________________________________


2. Amendment of the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock.

      FOR [  ]   AGAINST [  ]   ABSTAIN [  ]

3. Ratification of the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 1999.

      FOR  [  ]   AGAINST [  ]  ABSTAIN [  ]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

Change of Address and/or Comments:  [  ]

   Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.


Dated:____________________________________, 1999


-----------------------------------------------
Shareholder's signature


-----------------------------------------------
Shareholder's signature if stock held jointly

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated (X) in Black or Blue Ink.